Exhibit 23.1








                          Independent Auditors' Consent



The Administrative Committee of the
    Integrated Electrical Services, Inc.
    401(k) Retirement Savings Plan:


We consent to the incorporation by reference in the Registration Statements (Nos. 333-67113 and 333-68274) on Form S-8 of Integrated Electrical Services, Inc. of our report dated June 27, 2003, with respect to the statement of net assets available for plan benefits of Integrated Electrical Services, Inc. 401(k) Retirement Savings Plan as of December 31, 2002, the statement of changes in net assets available for plan benefits for the year ended December 31, 2002, the supplemental schedule G, part III - schedule of nonexempt transactions for the year ended December 31, 2002 and supplemental schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 11-K of Integrated Electrical Services, Inc. 401(k) Retirement Savings Plan.





Houston, Texas
June 27, 2003